Exhibit 99.1

NEWS RELEASE

Contacts:	Volcom, Inc. Doug Collier, CFO (949) 646-2175	PondelWilkinson Inc. Rob Whetstone (310) 279-5963 rwhetstone@pondel.com

VOLCOM REPORTS FINANCIAL RESULTS FOR

2010 FOURTH QUARTER AND FULL YEAR

SELECT HIGHLIGHTS

•	Fourth Quarter Consolidated Revenue Increased 22.4% to $78.6 Million; Net Income of $1.6 Million, or $0.07 Per Diluted Share

•	Full-Year Consolidated Revenue Grew 15.2% to $323.2 Million; Net Income of $22.3 Million, or $0.91 Per Diluted Share

•	Electric a Standout with Annual Revenue Growth of 30.3% to $27.5 Million

•	Company to Acquire 10 Volcom Outlet Stores from Licensee

COSTA MESA, CA – February 24, 2011 – Volcom, Inc. (NASDAQ: VLCM) today announced financial results for the fourth quarter and full year ended December 31, 2010. The company also said it has signed a definitive agreement to purchase the assets related to the operation of the 10 existing Volcom outlet stores from a licensee.

For the 2010 fourth quarter, total consolidated revenues increased 22.4% to $78.6 million, compared with $64.2 million in the fourth quarter of 2009. Total revenues in the company’s U.S. segment were $54.3 million, compared with $46.0 million in the prior-year period. Total revenues in the company’s Europe segment were $12.8 million, compared with $12.9 million in the same period in 2009. Total revenues in the company’s Electric segment were $6.4 million, compared with $5.3 million in 2009. Total revenues in the company’s Australia segment were $5.1 million.

Volcom, Inc. – 2010 Fourth Quarter and Full Year Financial Results

“Our results for the fourth quarter and full year were on target and reflect a commendable year for the Volcom and Electric teams,” said Richard Woolcott, Volcom’s chairman and chief executive officer. “We made significant gains throughout 2010 driving revenue growth and capturing market share for our brands on a global basis as we further positioned ourselves to compete in the years ahead. Volcom and Electric have solid growth opportunities that are achievable and centered on our abilities to develop innovative, quality products rooted in our heritage sports and lifestyle. As we attack 2011, I am confident in our plan and very proud of our dedicated and growing team.”

Consolidated gross profit for the 2010 fourth quarter was $35.3 million, equal to 45.0% of total revenues, compared with $31.6 million, equal to 49.2% of total revenues, in the fourth quarter of 2009. The decrease in consolidated gross margin reflected lower gross margin in the U.S. segment, offset somewhat by higher gross margin in the company’s Electric segment.

Selling, general and administrative expenses on a consolidated basis were $34.0 million in the 2010 fourth quarter versus $28.1 million in the comparable period in 2009.

Net income for the 2010 fourth quarter was $1.6 million, or $0.07 per diluted share, compared with $3.4 million, or $0.14 per diluted share, in the fourth quarter of 2009.

At December 31, 2010 the company had cash, cash equivalents and short-term investments totaling $90.3 million, and no long-term debt. Total stockholders’ equity was $217.0 million at year-end.

Volcom to Purchase Outlet Stores

As part of the company’s direct to consumer strategy, Volcom has signed a definitive agreement to terminate the current Volcom outlet license agreement and purchase the assets related to the operation of the 10 existing Volcom outlet stores, which are located in California (4), Nevada (3), Washington (2) and Utah (1). The company anticipates completing the transaction by mid-2011. Terms of the transaction were not disclosed.

2011 First Quarter and Full Year Financial Outlook

For the 2011 first quarter, the company currently expects total consolidated revenue of approximately $83 million to $86 million (representing year-over-year growth of between 7% to 11%), and fully diluted earnings per share amounts in the range of $0.16 to $0.19.

Volcom, Inc. – 2010 Fourth Quarter and Full Year Financial Results

In casting its financial outlook for the full year, Volcom noted it expects total consolidated revenue of approximately $366 million to $371 million (representing year-over-year growth of between 13% to 15%), and fully diluted earnings per share in the range of $1.08 to $1.14.

Conference Call Information

The company will host a conference call today at approximately 4:30 p.m. ET to discuss its financial results and outlook in further detail. The conference call will be available to interested parties through a live audio Internet broadcast at www.volcom.com. A telephone playback of the conference call also will be available through 11:59 p.m. ET, Friday, March 4. Listeners should call (800) 642-1687 (domestic) or (706) 645-9291 (international) and use reservation number 39610702.

About Volcom, Inc.

Volcom is an innovative designer, marketer and distributor of premium quality young mens and womens clothing, accessories and related products. The Volcom brand, symbolized by The Stone , is athlete-driven, creative and forward thinking. Volcom has consistently followed its motto of “youth against establishment,” and the brand is inspired by the energy of youth culture. Volcom branded products are sold throughout the United States and internationally. Volcom’s news announcements and SEC filings are available through the company’s website at www.volcom.com.

Safe Harbor Statement

Certain statements in this press release and oral statements made from time to time by representatives of the company are forward-looking statements for purposes of the safe harbor provisions of The Private Securities Litigation Reform Act of 1995, including statements in connection with or related to any discussion of or reference to Volcom’s future operations, opportunities or financial performance. In particular, statements regarding the company’s guidance and future financial performance contained under the section entitled 2011 First Quarter and Full Year Financial Outlook are forward-looking statements. These forward-looking statements are based on management’s current expectations but they involve a number of risks and uncertainties. Volcom’s actual results and the timing of events could differ materially from those anticipated in the forward-looking statements as a result of risks and uncertainties, including, without limitation, further softening of the retail environment, sales of our products by key retailers, changes in fashion trends and consumer preferences, general economic conditions, the impact of sourcing costs, and additional factors which are detailed in our filings with the Securities and Exchange Commission, including the Risk Factors contained in the company’s Annual Report on Form 10-K, filed with the Securities and Exchange Commission (the “SEC”) and the subsequently filed Quarterly Reports on Form 10-Q, all of which are available at www.sec.gov. Readers are urged not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Volcom is under no obligation, and expressly disclaims any obligation, to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise.

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VOLCOM, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

(in thousands, except share and per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2010	2009	2010	2009
Revenues:
Product revenues	$78,218	$63,495	$321,414	$278,598
Licensing revenues	340	693	1,767	2,041

Total revenues	78,558	64,188	323,181	280,639
Cost of goods sold	43,227	32,612	164,161	139,844

Gross profit	35,331	31,576	159,020	140,795
Selling, general and administrative expenses	34,010	28,137	128,667	110,847

Operating income	1,321	3,439	30,353	29,948
Other income:
Interest income, net	42	129	314	358
Gain on investment in unconsolidated investee	59	—	98	—
Foreign currency gain	885	543	2,065	1,534

Total other income	986	672	2,477	1,892

Income before provision for income taxes	2,307	4,111	32,830	31,840
Provision for income taxes	672	714	10,540	10,096

Net income	$1,635	$3,397	$22,290	$21,744

Net income per share:
Basic	$0.07	$0.14	$0.91	$0.89
Diluted	$0.07	$0.14	$0.91	$0.89
Weighted average shares outstanding:
Basic	24,401,368	24,356,362	24,390,705	24,352,146
Diluted	24,475,529	24,369,761	24,442,807	24,363,544

VOLCOM, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(in thousands)

	December 31, 2010	December 31, 2009
Assets
Current assets:
Cash and cash equivalents	$80,300	$76,180
Short-term investments	9,987	35,000
Accounts receivable — net of allowances	66,542	53,792
Inventories	41,449	33,250
Prepaid expenses and other current assets	5,997	4,353
Income taxes receivable	1,170	725
Deferred income taxes	9,326	7,700

Total current assets	214,771	211,000

Property and equipment — net	26,652	26,348
Investment in unconsolidated investee	—	330
Deferred income taxes	2,651	3,545
Intangible assets — net	10,872	9,784
Goodwill	1,610	1,291
Other assets	1,003	735

Total assets	$257,559	$253,033

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$22,902	$22,788
Accrued expenses and other current liabilities	16,162	9,957
Current portion of capital lease obligations	19	50

Total current liabilities	39,083	32,795

Long-term capital lease obligations	23	—
Other long-term liabilities	1,261	1,203
Income taxes payable – non-current	131	68
Deferred income taxes – non-current	103	—
Stockholders’ equity:
Common stock	24	24
Additional paid-in capital	94,733	92,192
Retained earnings	121,555	123,679
Accumulated other comprehensive income	646	3,072

Total stockholders’ equity	216,958	218,967

Total liabilities and stockholders’ equity	$257,559	$253,033

VOLCOM, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

(in thousands)

	Year Ended December 31,
	2010	2009
Cash flows from operating activities:
Net income	$22,290	$21,744
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	6,336	6,360
Gain on investment in unconsolidated investee	(98)	—
Provision for doubtful accounts	703	2,490
Excess tax benefits related to exercise of stock options	(54)	—
Loss on disposal of property and equipment	26	77
Asset impairments	41	134
Stock-based compensation	1,940	1,795
Deferred income taxes	(609)	(2,277)
Changes in operating assets and liabilities, net of effects of acquisition:
Accounts receivable	(9,691)	5,241
Inventories	(6,414)	(5,838)
Prepaid expenses and other current assets	(732)	(1,759)
Income taxes receivable/payable	(312)	2,485
Other assets	(208)	103
Accounts payable	(318)	7,126
Accrued expenses and other current liabilities	4,857	(1,623)
Other long-term liabilities	80	151

Net cash provided by operating activities	17,837	36,209

Cash flows from investing activities:
Purchase of property and equipment	(5,882)	(4,798)
Business acquisitions, net of cash acquired	(3,322)	(890)
Purchase of short-term investments	(29,987)	(74,932)
Sale of short-term investments	55,000	39,932
Proceeds from sale of property and equipment	125	18

Net cash provided by (used in) investing activities	15,934	(40,670)

Cash flows from financing activities:
Principal payments on capital lease obligations	(16)	(83)
Payment of dividends to stockholders	(24,414)	—
Proceeds from exercise of stock options	548	—
Excess tax benefits related to exercise of stock options	54	—

Net cash used in financing activities	(23,828)	(83)

Effect of exchange rate changes on cash	(5,823)	1,111

Net increase (decrease) in cash and cash equivalents	4,120	(3,433)
Cash and cash equivalents — Beginning of period	76,180	79,613

Cash and cash equivalents — End of period	$80,300	$76,180

VOLCOM, INC. AND SUBSIDIARIES

OPERATING SEGMENT INFORMATION (UNAUDITED)

(in thousands)

	Three Months Ended December 31,		Year Ended December 31,
	2010	2009	2010	2009
Total revenues:
United States	$54,297	$46,017	$217,811	$188,856
Europe	12,809	12,872	70,229	70,686
Electric	6,387	5,299	27,488	21,097
Australia	5,065	—	7,653	—

Consolidated	$78,558	$64,188	$323,181	$280,639

Gross profit:
United States	$23,028	$22,482	$100,437	$92,356
Europe	6,437	6,309	39,048	36,766
Electric	3,678	2,785	16,184	11,673
Australia	2,188	—	3,351	—

Consolidated	$35,331	$31,576	$159,020	$140,795

Operating income (loss):
United States	$1,713	$4,030	$13,337	$17,831
Europe	(502)	223	14,223	13,529
Electric	(201)	(814)	2,397	(1,412)
Australia	311	—	396	—

Consolidated	$1,321	$3,439	$30,353	$29,948